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EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   CELLULAR TECHNICAL SERVICES COMPANY, INC.

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Cellular Technical Services Company, Inc.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following at the end of the first paragraph of Article Fourth thereof (which sets forth the number and par value of the Corporation's authorized capital stock, none of which is being amended):

     "Effective immediately upon filing an applicable Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Date"), each ten (10) shares of common stock of the Corporation then issued, par value $.001 per share, shall be automatically combined into one
     (1) share of common stock of the Corporation, par value $.001 per share. In connection with such stock combination, no fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, any stockholder that would otherwise be entitled to receive a fraction of a share, will receive cash (without interest) in lieu thereof in an amount equal to such fractional share of common stock multiplied by the closing price of the common stock of the Corporation as reported on the Nasdaq National Market System on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and ask prices of such common stock on such day or other price determined by the Board of Directors of the Corporation)."


     3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     Signed and attested to as of December 21, 1998.


                                         /s/ Joyce S. Jones
                                         ---------------------------------------
                                         Joyce S. Jones, Chief Operating Officer

Attest:

/s/ Kyle R. Sugamele
-------------------------------------
Kyle R. Sugamele, Corporate Secretary

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